Exhibit 99.1

         Ibis Technology Updates Fourth Quarter 2003 Outlook;
          Comments on Wafer and Equipment Business Segments

    DANVERS, Mass.--(BUSINESS WIRE)--Dec. 15, 2003--Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment and SIMOX-SOI wafers to the worldwide semiconductor industry, today announced its revised outlook for the fourth quarter ending December 31, 2003 and provided some comments on its wafer and equipment business operations.
    Wafer sales for the fourth quarter are expected to be in the range of $1.0 million to $1.1 million. Wafer revenue for the fourth quarter is being adversely impacted as the Company's largest customer makes year-end inventory adjustments and prepares for the changing product mix demands for 2004. Order volumes should become less volatile once this customer brings their new 300 mm fab on line and the fab ramps to more normal production volumes.
    "We are pleased with the fact that we've shipped over 10,000 300 mm, thin-silicon SIMOX-SOI wafers in the last 12 months, and we believe that the SIMOX process continues to offer significant economic advantages, which should become more evident as demand increases," said Martin J. Reid, president and chief executive officer of Ibis Technology Corporation. "Cost becomes more and more important as SOI technology is adopted for large scale production applications, and we believe that plays to our strength."
    On the equipment side of the Company's business, the Company had expected to book orders for one to three i2000 implanters before the end of 2003, however, it now expects an order(s) for one to three i2000 implanters to be received in the first half of 2004. The exact timing is very difficult to predict because it is dependent on the customer(s) entering into a license agreement with a third party. In the meantime, the Company has made recent technological enhancements to the i2000 implanter, which are expected to make the system even more attractive as the key to the economic production of 300 mm, thin-silicon SOI wafers.
    Commenting further on the business overall, Reid said, "Our long term view remains positive. We believe that we have the right business model in place. Our strategy focuses on providing our i2000 oxygen implanters to the world's silicon wafer manufacturers. After all, we believe it's these wafer manufacturers who will become the dominant suppliers of SOI wafers to the chipmakers."
    As the semiconductor industry moves to adopt SOI technology, it appears that this transition is happening in conjunction with the move to larger, 300 mm wafers. This has a positive effect for Ibis because its SIMOX-SOI technology scales readily to this larger wafer size, providing a real economic advantage in a competitive market. However, the increasing emphasis on the production of larger wafers and related customer forecasts will require Ibis to update its impairment analysis of its smaller wafer size production equipment and it expects to recognize an impairment charge. This non-cash charge is expected to be material. The results of such an analysis will be reported along with year-end financial results for 2003.
    During the fourth quarter of 2003, Ibis completed a public offering of 1,000,000 shares of common stock at $13.25 per share, which included the over allotment option exercised by the underwriter, CDC Securities. Net proceeds to the company were approximately $12.7 million. The company plans to use the proceeds to fund research and development, capital expenditures, working capital and for other general corporate purposes. Lockup agreements pursuant to this offering, which limit the ability of certain corporate officers to trade Ibis shares, are due to expire on January 13, 2004.

    About Ibis Technology

    Ibis Technology Corporation is the leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also the world's leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an office in Aptos, California, as well. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the Company's current expectations that the upgrades made to the Company's i2000 implanter will strengthen the position of SIMOX-SOI as the economical SOI solution, the positive outlook for 2004, the Company will book orders for one to three implanters in the first half of 2004 and the expected impairment charge. Such statements are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks and risk factors described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2002. All information set forth in this press release is as of December 15, 2003, and Ibis undertakes no duty to update this information unless required by law.

    CONTACT: Ibis Technology Corporation
             Debra L. Nelson, 978-777-4247
             or
             For Ibis Technology
             IR/PR Counsel:
             Bill Monigle, 603-424-1184